SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 29, 2015

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 26, 2015, Zion Oil & Gas, Inc. (the “Company”) entered into drilling contract negotiations with Viking Services BV (“Viking”) and Viking’s Israeli subsidiary, for use of a land-based oil and gas rig with deep drilling capacity and certain other oilfield services for exploration activities within Zion’s Megiddo-Jezreel License area in Israel. Upon finalization and execution of definitive agreements, Viking would commit to use Rig I-35 to drill Zion’s Megiddo-Jezreel #1 well after full regulatory approval is granted by the State of Israel and regional and local governing bodies. The parties anticipate a spud date for the first well in the 4th quarter of 2015 or the 1st quarter of 2016.

Viking is a global service company engaged in oil and gas drilling and completion, well servicing, pressure pumping, wireline, geophysical, civil engineering and transportation services. Viking’s Rig I-35 is a 2006 Shanghai JC50-DB-2 drilling rig with a 1,500 HP engine and 700,000 pound hook load capacity. The rig (to be mobilized to Israel from its current location in Hungary) is capable of drilling to 5,000 meters (~16,400 feet).

Zion Oil & Gas explores for oil and gas in Israel and currently holds the Megiddo-Jezreel License (comprised of approximately 99,000 acres). Under Israeli law, Zion has an exclusive right to oil and gas exploration in our license area in that no other company may drill there. Our exploration efforts are fully focused on this area as it appears to possess the key geologic ingredients of an active petroleum system. We will soon submit our drilling prospect report to Israel’s Petroleum Commissioner.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	–	Press release dated June 29, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: June 29, 2015	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
Chief Executive Officer

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